Supply Chain Solutions & Dedicated Transportation Solutions Historical Reclassification

Beginning in 2015, Supply Chain Solutions (SCS) and Dedicated Transportation Solutions (DTS) will be reported as separate segments. Supply chain services including dedicated services provided as part of an integrated, multi-service supply chain solution will continue to be reported as SCS. Stand-alone dedicated services not provided as part of an integrated, multi-service supply chain solution will be reported separately as DTS. Operating revenue, a non-GAAP financial metric, for both segments excludes fuel and subcontracted transportation from total revenue. We revised the classification of certain amounts between operating revenue and subcontracted transportation to conform to the current reporting. These revisions were immaterial and did not impact segment earnings. Historical reclassified financial amounts are shown below:

SCS	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Automotive	$ 114.3	$ 117.8	$ 112.0	$ 110.8	$ 454.9
Technology & Healthcare	51.0	56.5	60.6	68.3	236.4
CPG & Retail	93.6	99.8	105.6	107.0	405.9
Industrial & Other	25.7	26.9	26.7	24.8	104.1
Operating Revenue	284.5	301.0	304.9	310.8	1,201.2
Subcontracted Transportation	70.0	66.6	63.7	64.1	264.4
Fuel costs	26.9	26.0	21.6	21.2	95.7
Total Revenue	$ 381.4	$ 393.6	$ 390.2	$ 396.2	$ 1,561.3
Segment Earnings Before Tax (EBT)	$ 13.1	$ 17.7	$ 24.3	$ 22.7	$ 77.8
Segment EBT as % of Total Revenue	3.4%	4.5%	6.2%	5.7%	5.0%
Segment EBT as % of Operating Revenue	4.6%	5.9%	8.0%	7.3%	6.5%

DTS	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Operating Revenue	156.2	166.9	168.7	169.4	661.2
Subcontracted Transportation	16.2	23.2	17.1	15.6	72.0
Fuel costs	43.5	43.9	41.8	37.3	166.5
Total Revenue	$ 216.0	$ 234.0	$ 227.6	$ 222.3	$ 899.8
Segment Earnings Before Tax (EBT)	$ 8.7	$ 13.0	$ 11.9	$ 11.0	$ 44.6
Segment EBT as % of Total Revenue	4.0%	5.6%	5.2%	5.0%	5.0%
Segment EBT as % of Operating Revenue	5.6%	7.8%	7.0%	6.5%	6.7%

Supply Chain Solutions & Dedicated Transportation Solutions Historical Reclassification

Beginning in 2015, Supply Chain Solutions (SCS) and Dedicated Transportation Solutions (DTS) will be reported as separate segments. Supply chain services including dedicated services provided as part of an integrated, multi-service supply chain solution will continue to be reported as SCS. Stand-alone dedicated services not provided as part of an integrated, multi-service supply chain solution will be reported separately as DTS. Operating revenue, a non-GAAP financial metric, for both segments excludes fuel and subcontracted transportation from total revenue. We revised the classification of certain amounts between operating revenue and subcontracted transportation to conform to the current reporting. These revisions were immaterial and did not impact segment earnings. Historical reclassified financial amounts are shown below:

SCS	FY 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
Automotive	$ 444.8	$ 116.7	$ 115.1	$ 113.8	$ 112.2	$ 457.8
Technology & Healthcare	204.6	47.9	51.5	54.4	55.8	209.6
CPG & Retail	376.9	94.5	98.0	100.9	98.7	392.1
Industrial & Other	89.3	22.1	26.3	26.4	25.0	99.9
Operating Revenue	1,115.6	281.2	291.0	295.5	291.8	1,159.4
Subcontracted Transportation	313.5	76.6	76.4	73.2	62.1	288.4
Fuel costs	106.2	28.6	26.7	23.8	24.7	103.7
Total Revenue	$ 1,535.3	$ 386.4	$ 394.1	$ 392.4	$ 378.6	$ 1,551.5
Segment Earnings Before Tax (EBT)	$ 79.9	$ 16.2	$ 21.1	$ 28.7	$ 23.0	$ 89.0
Segment EBT as % of Total Revenue	5.2%	4.2%	5.4%	7.3%	6.1%	5.7%
Segment EBT as % of Operating Revenue	7.2%	5.7%	7.3%	9.7%	7.9%	7.7%
DTS						
Operating Revenue	532.9	136.5	147.9	157.2	158.2	599.8
Subcontracted Transportation	59.7	14.1	15.0	17.8	19.5	66.2
Fuel costs	152.7	39.6	40.3	43.3	42.4	165.6
Total Revenue	$ 745.3	$ 190.1	$ 203.1	$ 218.3	$ 220.1	$ 831.6
Segment Earnings Before Tax (EBT)	$ 35.3	$ 8.3	$ 11.9	$ 10.9	$ 9.9	$ 40.9
Segment EBT as % of Total Revenue	4.7%	4.4%	5.8%	5.0%	4.5%	4.9%
Segment EBT as % of Operating Revenue	6.6%	6.1%	8.0%	6.9%	6.3%	6.8%